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April 4, 2001
Kathryn Woods:  212/727-5582


FOR IMMEDIATE RELEASE


TRUE NORTH TO POSTPONE ANNUAL SHAREHOLDERS MEETING

CHICAGO--True North Communications Inc. (NYSE: TNO) said today that the Company is postponing its Annual Shareholders Meeting initially scheduled for May 16, 2001. The Annual Shareholders Meeting is being postponed because True North has reached a definitive agreement, as recently announced, to combine with The Interpublic Group of Companies, Inc. (NYSE: IPG) in a transaction that would create the world's largest marketing communications and services group.

True North added that, following the required governmental and regulatory processes and approval, it will schedule a shareholders meeting to vote on the transaction.


ABOUT TRUE NORTH

True North Communications is one of the world's top 10 global advertising and communications holding companies. It has three major global brands: FCB Worldwide, advertising; BSMG Worldwide, public relations; and Marketing Drive Worldwide, marketing services. In addition, True North has a strong set of other brands including Bozell Group, New America Strategies Group, Temerlin McClain, R/GA, Tierney Communications and TN Media. True North also has a stake in the German-based advertising agency, Springer & Jacoby. Based in Chicago, True North had 2000 revenues of approximately $1.5 billion.


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